Exhibit m.3

                         REICH & TANG DISTRIBUTORS, INC.

                                600 Fifth Avenue
                            New York, New York 10020
                                 (212) 830-5200

                                     FORM OF
              PROPRIETARY CLASS SUB-DISTRIBUTION AND SERVICE AGREEMENT

     Reich & Tang Distributors, Inc. ("R&T") serves as distributor of the money market funds listed in Exhibit A (the "Funds"). These funds are [Maryland corporations]. The Funds are open-end investment companies registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Funds propose to offer a class of shares of each Fund, $.001 par value, to be offered to clients of [CLIENT NAME] ("[CLIENT ACRONYM]") ("[CLIENT NAME] Shares"), in accordance with the terms and conditions contained in a separate prospectus and the related Statement of Additional Information (the "SAI") of each of the Funds. Reich & Tang Asset Management, LLC (the "Manager") serves as manager for the Funds. The terms "Prospectus" and "SAI" as used herein refer to the separate prospectus or related Statement of Additional Information of each Fund on file with the Securities and Exchange Commission which is part of the most recent registration statement effective from time to time under the Securities Act of 1933, as amended (the "Securities Act").

     In connection with the offering of [CLIENT NAME] Shares to the public, [CLIENT ACRONYM] may place or facilitate the placement of orders for purchase and redemption of [CLIENT NAME] Shares for and on behalf of customers of [CLIENT ACRONYM] on the following terms and conditions:

     1. Services. (a) [CLIENT ACRONYM] is hereby authorized to provide distribution assistance to R&T in connection with the sale of [CLIENT NAME] Shares and to (i) place orders through R&T for purchases of [CLIENT NAME] Shares and (ii) tender [CLIENT NAME] Shares through R&T for redemption, in each case subject to the terms and conditions set forth in each Prospectus and SAI.

     (b) [CLIENT ACRONYM] agrees to provide certain shareholder servicing activities (as listed in Exhibit B) for customers of [CLIENT ACRONYM] (the "Customers") who have purchased [CLIENT NAME] Shares.

     2. Compensation. In consideration of the services and facilities provided by [CLIENT ACRONYM] hereunder, R&T will pay or cause the Funds to pay an annual fee to [CLIENT ACRONYM] equal to [ ] on the average daily net assets of the [CLIENT NAME] Shares of each Fund held from time to time by or on behalf of the Customers (the "Customers' Fund Shares"). The fee for each Fund for such services will be computed daily and payable monthly. For purposes of determining the fees payable under this computation, the

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average daily net asset value of the Customers' Fund Shares will be computed in the manner specified in each Fund's registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of [CLIENT NAME] Shares for purposes of purchases and redemptions. R&T or the Funds may, in its discretion and without notice, suspend or withdraw the sale of [CLIENT NAME] Shares, including the sale of such [CLIENT NAME] Shares to [CLIENT ACRONYM] for the account of any Customers. R&T represents to [CLIENT ACRONYM] that this Agreement and the payment of such service and distribution fees by R&T and the Funds have been authorized and approved by the Funds.

     3. Compliance With Law. [CLIENT ACRONYM] agrees that it will comply with the provisions contained in the Securities Act governing the distribution of Prospectuses to persons to whom [CLIENT ACRONYM] offers [CLIENT NAME] Shares, and, if requested, will deliver SAIs. [CLIENT ACRONYM] further agrees that it will deliver, upon request, copies of any amended Prospectus (and SAI) to Customers whose [CLIENT NAME] Shares [CLIENT ACRONYM] is holding as record owner and to deliver to such Customers copies of the annual and interim financial reports and proxy solicitation materials of the Funds. R&T agrees to furnish to [CLIENT ACRONYM] as many copies of the Prospectus and SAI, annual and interim financial reports and proxy solicitation materials as you may reasonably request.

     4. Representations. [CLIENT ACRONYM] represents that it is a member in good standing of the National Association of Securities Dealers, Inc. [CLIENT ACRONYM] agrees that it will not offer [CLIENT NAME] Shares to persons in any jurisdiction in which [CLIENT ACRONYM] may not lawfully make such offer due to the fact that [CLIENT ACRONYM] has not registered under, or is not exempt from, the applicable registration or licensing requirements of such jurisdiction.

     5. Registration and Qualification of Shares. The Funds have registered an indefinite number of [CLIENT NAME] Shares under the Securities Act. In addition, the Funds have filed Articles Supplementary with the State of Maryland to reflect the creation of the [CLIENT NAME] class of shares. Upon application, R&T will inform [CLIENT ACRONYM] as to the states or other jurisdictions in which R&T believes the [CLIENT NAME] Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states, but R&T shall assume no responsibility or obligation as to [CLIENT ACRONYM]'s right to sell [CLIENT NAME] Shares in any jurisdiction.

     6. Authority. Each Fund shall have full authority to take such action as it deems advisable in respect of all matters pertaining to the offering of the [CLIENT NAME] Shares, including the right in its discretion, without notice, to suspend sales or withdraw the offering of [CLIENT NAME] Shares entirely.

     7. Recordkeeping. [CLIENT ACRONYM] understands and agrees that [CLIENT ACRONYM], and not R&T, the Manager or the Funds, shall be responsible for obtaining and

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maintaining taxpayer certifications under applicable law, including the satisfaction of any penalties imposed for failure to obtain and maintain such information under and in accordance with applicable law with respect to accounts established by [CLIENT ACRONYM]. [CLIENT ACRONYM] also agrees that it will (i) maintain all records required by law relating to transactions in [CLIENT NAME] Shares and, upon request by the Funds, promptly make such of these records available to the Funds as the Funds may reasonably request in connection with its operations; and (ii) promptly notify R&T if [CLIENT ACRONYM] experiences any difficulty in maintaining the records described in the foregoing clauses in an accurate and complete manner.

     8. Liability. R&T and the Funds shall be under no liability to [CLIENT ACRONYM] except for lack of good faith and for obligations expressly assumed by them hereunder. In carrying out R&T's obligations, R&T agrees to act in good faith and without negligence. Nothing contained in this agreement is intended to operate as a waiver by R&T, the Manager and the Funds or [CLIENT ACRONYM] of compliance with any provision of the Investment Company Act, the Securities Act, the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

     9. Indemnification. For all purposes of this Agreement [CLIENT ACRONYM] will be deemed to be an independent contractor and will have no authority to act as agent for R&T or the Funds in any manner or in any respect, other than as specifically set forth herein and in the exhibits hereto. By [CLIENT ACRONYM]'s and R&T's written acceptance of this Agreement, [CLIENT ACRONYM] and R&T (as the case may be, "Indemnifying Party") each agree to and do release, indemnify, defend and hold the other (in each case, the "Indemnified Party") harmless from and against any and all direct and indirect liabilities or losses (including without limitation reasonable court costs and attorneys' fees) resulting from any directions, actions or inactions of the Indemnifying Party or its officers, employees, or agents, except, however, to the extent arising from the negligence, bad faith or willful wrongdoing of the Indemnified Party or its officers, employees, or agents regarding its responsibilities hereunder. This paragraph shall survive the termination of this Agreement.

     10. Effective Date and Term. This Agreement is effective on the date hereof and shall extend from the date of the initial purchases of [CLIENT NAME] Class Shares of a Fund to [ YEAR PERIOD], (the "Initial Term"). Following the Initial Term, this Agreement shall automatically renew upon the mutual agreement of both parties for a subsequent term of one (1) year each year thereafter and may be terminated without penalty by either party upon six (6) months' written notice to the other party. R&T may terminate this agreement at any time upon notice, including during the Initial Term, if the aggregate average assets of the Funds listed on Exhibit A fall below $[ ] million unless [CLIENT ACRONYM] pays to R&T a minimum fee of [$ ] per month.

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     11. Termination. Notwithstanding any provision to the contrary contained herein, this Agreement shall automatically terminate in the event of its assignment, as defined in the Investment Company Act. This Agreement may also be terminated at any time for any reason or no reason without penalty by the vote of a majority of the members of the Board of Directors of a Fund who are not "interested persons" (as such phrase is defined in the Investment Company Act) and have no direct or indirect financial interest in the operation of the plan of distribution with respect to the [CLIENT NAME] Shares and any related agreement, or by the vote of a majority of the outstanding voting securities of the [CLIENT NAME] Shares of a Fund.

     12. Representations and Sales Materials. No person is authorized to make any representations concerning the Funds or the [CLIENT NAME] Shares except those contained in each Prospectus and SAI and in such printed information as R&T may subsequently prepare. No person is authorized to distribute any sales material relating to the Funds without the prior written approval of R&T.

     13. Arbitration. Any dispute, controversy, or claim arising out of, connected with, or relating to this Agreement, or the breach, validity, or enforceability of any provision of this Agreement, will be resolved by final and binding arbitration in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect. Arbitration shall take place at a location within the state of New York, or at a location at the discretion of the arbitrators. All expenses associated with obtaining and utilizing the services of the AAA and the arbitrators shall be shared equally by the parties hereto. The AAA and the arbitrators shall be made aware of this provision and shall agree to request payment separately from R&T and [CLIENT ACRONYM] for said services, including all expenses directly related to the arbitration, other than the expense of witnesses, which shall be borne by the party producing such witnesses.

     Notwithstanding the foregoing, R&T and [CLIENT ACRONYM] shall bear their own respective costs of preparing for and participating in the arbitration, including, without limitation, their attorneys' fees, expert and/or witness fees, and their costs of complying with discovery requests. Discovery as permitted by the Federal Rules of Civil Procedure then in effect will be allowed in connection with the arbitration to the extent consistent with the purpose of the arbitration and as allowed by the arbitrators. Judgment upon the award rendered in any arbitration may be entered in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of the state having jurisdiction may require or allow. The fact that arbitration is or may be allowed will not impair the exercise of any termination rights under this Agreement.

     14. Waiver. No failure or delay by either party to exercise any right of such party regarding an obligation of the other party to this Agreement shall operate as a waiver thereof, unless agreed to in writing by both parties. Any single or partial exercise by either party of any

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of its rights shall not preclude such party from any other or further exercise of any such right or the exercise of any other right. Any single or partial waiver by either party of any obligation of the other party under this Agreement shall constitute a waiver of such obligation only as specified in such waiver and shall not constitute a waiver of any other obligation.

     15. Amendment. This Agreement cannot be changed, modified or amended, except by an instrument in writing executed by all parties hereto.

     16. Choice of Law; Entire Agreement. This Agreement shall be governed by and shall be interpreted in accordance with the laws of the State of New York. This Agreement, including any attachments or exhibits hereto, supersedes any and all prior written or oral agreements between the parties, and hereby constitutes the entire Agreement between the parties with respect to the subject matter hereof, and may only be amended in writing signed by authorized officers of the parties.

     17. Notice. Any notice or other communication given under this Agreement to either party shall be in writing, delivered by hand or through the United States Postal Service, registered or certified mail with return receipt requested to the following individuals' attention (or to such other individuals and/or addresses as may be set forth in a written notice sent by either party, as applicable):

         Notices to R&T and to any of the Funds:

         Attention:                 Rosanne Holtzer
         Title:                     Senior Vice President
         FAX number:                (212) 399-6639
         Address:                   600 Fifth Avenue
                                    New York, NY  10020
         Notices to [CLIENT ACRONYM]:

         Attention:
         Title:
         FAX number:                (   )    -
         Address:

     The parties agree that proper notice given to R&T constitutes notice to R&T and each and all of the Funds.

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Please indicate your confirmation and acceptance of this Agreement by signing below and returning two copies of this agreement to Reich & Tang Distributors, Inc., 600 Fifth Avenue, New York, NY 10020.



                                              Reich & Tang Distributors, Inc.

                         , 2002



                                           by:
                                              Richard De Sanctis
                                              Vice President, CFO & Treasurer


                                              [CLIENT NAME]

                         , 2002


                                          by:
                                              Name:
                                              Title:

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                                    EXHIBIT A


[LIST FUND NAMES]
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                                    EXHIBIT B

                            Services to be Performed
                              Omnibus Fund Account


1. Maintain customer account detail for Fund shares held as agent for customers.

2.   Issue and deliver periodic statements to customers.

3. Break down daily dividend accruals and apply them to customer account records.

4. Receive, break down and pay or, at customers' direction, consolidate and reinvest customer dividends on monthly payment date.

5. Consolidate and remit to the Fund customer monies associated with their purchase of Fund shares.

6. Receive from the Fund, break down and remit to customer monies associated with their redemptions of Fund shares.

7. Maintain all proof procedures between customer sub-accounts and the central account with the Fund.

8. Perform all special mailings to customers required by the Fund, such as annual prospectuses mailings, proxy solicitations, and semi-annual and annual reports.

9. Perform all customer service functions for the Fund, including responding to telephone inquiries and requests.

10.  Fill all customer requests for prospectuses.

11.  Receive and process customer registration forms.

12. Retain records regarding the services to be performed, as required by law and regulations.

13.  Transmit to customers and governmental authorities all IRS reporting.